Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Voyager Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A common stock, $0.0001 par value per share	Rule 457(a)	1,550,645	$31.00	$48,069,995.00	0.00015310	$7,359.52
		Total Offering Amounts				$48,069,995.00		$7,359.52
		Total Fees Previously Paid						–
		Total Fee Offsets						–
		Net Fee Due						$7,359.52(3)

(1)Represents only the additional number of shares of the Registrant’s Class A common stock, $0.0001 par value per share (“Class A common stock”) being registered, including shares of the Registrant’s Class A common stock which the underwriters have the option to purchase to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (Registration No. 333-287354) (the “Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission on June 10, 2025.
(2)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)The Registrant previously registered 12,650,000 shares of its Common Stock on the Registration Statement, for which the Registrant previously paid a filing fee of $56,164.74. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $48,069,995 is hereby registered.